EXHIBIT 99

FOR IMMEDIATE RELEASE

SVB Financial Services, Inc. Announces
Fourth Quarter and Year To Date Earnings for 2004

Somerville, NJ...January 21, 2005 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc. (NASDAQ: SVBF), the parent holding company of Somerset Valley Bank, announced earnings for the fourth quarter of 2004 and year to date 2004.

        Net income for the fourth quarter of 2004 was $913,000 or $0.23 per share on a basic and $0.22 per share on a diluted basis compared to $797,000 in 2003, which was $0.20 per share on a basic and $0.19 per share on a diluted basis. This net income represents an increase of $116,000 or 15%. Per share figures have been restated for the 5% stock dividend paid in the fourth quarter of 2004.

        Corcoran cited the increase in net interest income of $311,000 or 8% combined with an increase in non interest income of $158,000 or 38% for the increase in the quarter’s earnings.

        The Company’s net interest margin contracted by six basis points since the previous quarter and fifteen basis points from the fourth quarter of last year as the economy is only beginning to emerge from the lowest interest rates in forty years. Offsetting the effects of the margin decline was the significant growth in the Company’s earning assets, most notably its loan portfolio. Total loans grew by $10.2 million since the previous quarter and have increased $31.1 million since December 31, 2003. The year over year loan growth was 12%.

        “We are very pleased with our loan growth this past year. This double digit growth rate really helped drive our earnings higher in a very competitive market,” said Corcoran.

        Non interest income was primarily improved by gains on the sale of securities available for sale and gains on the sale of loans. These increases totaled $74,000 and $52,000, respectively. The Company originates and sells the guaranteed portions of SBA loans in the normal course of business. Gains on the sale of these loans can fluctuate from quarter to quarter.

        Offsetting some of these revenue gains, non interest expenses grew by $237,000 or 8% from the same quarter of last year. Salary and Benefits accounted for most of the gain. There were increases to staff as a result of the opening of the Metuchen office, as well as, the overall growth of the Bank.

        The provision for loan losses increased by $79,000 over the fourth quarter of last year. Non accrual loans increased $472,000 since December 31, 2003 and $397,000 since the last quarter. These loans represent 0.49% of total loans compared to 0.37% at December 31, 2003.

        On a year to date basis, net income was $3,541,000, an increase of $657,000 or 23% from the prior year. This net income represents basic and diluted earnings per share of $0.87 and $0.85, respectively in 2004 compared to $0.71 and $0.70, respectively in 2003. Per share figures have been restated for the 5% stock dividend paid in the fourth quarter of 2004.

        Net interest income increased $1,061,000 and non interest income increased $448,000 while expense growth was contained to $597,000 or 5%. Also included in net income was a $161,000 after tax gain on the sale of the Aberdeen branch during the third quarter.

        “Our fourteenth year ended with record earnings and the opening of another branch. We look forward to continued growth and success in 2005,” said Corcoran.

        The Company opened its Metuchen office on 700 Middlesex Avenue in December 2004. Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards, Warren, Flemington and Edison. The Bank is currently constructing its twelfth location in Flemington in Hunterdon County. A thirteenth location has been approved for South Plainfield in Middlesex County. Both locations are expected to open in 2005. As of June 30, 2004, Somerset Valley Bank was ranked seventh of twenty-five banks in Somerset County in terms of deposits with 5.71% of the market.

        SVB Financial Services, Inc. is traded on the NASDAQ National Market under the trading symbol SVBF and can be accessed via the internet at www.somersetvalleybank.com.

        On January 11, 2005, SVB Financial Services, Inc., signed a definitive agreement to merge with Fulton Financial Corporation (NASDAQ: FULT), based in Lancaster, Pennsylvania, with assets of $11.1 billion. Fulton Financial Corporation is the second largest commercial bank holding company based in the Third Federal Reserve District. The merger is also subject to the approval of the Board of Governors of the Federal Reserve System, the State of New Jersey Department of Banking and Insurance, and by SVB Financial Services Inc’s shareholders.

        Each SVB Financial Services, Inc. shareholder will have the ability to elect to receive 100% of the merger consideration in Fulton Financial Corporation stock, 100% in cash, or a combination of Fulton Financial Corporation stock and cash. Their elections will be subject to prorating to achieve a result where, at a minimum, 20% and, at a maximum, 40% of SVB Financial Services, Inc.‘s outstanding shares will receive cash consideration. Those shares of SVB Financial Services, Inc. stock that will be converted into Fulton Financial Corporation stock would be exchanged based on a fixed exchange ratio of .9519 shares of Fulton Financial Corporation stock for each share of SVB Financial Services, Inc. stock. Those shares of SVB Financial Services, Inc. stock that will be converted into cash will be converted into a per share amount of cash based on a fixed price of $21.00 per share of SVB Financial Services, Inc. stock.

        Upon completion of its acquisition of SVB Financial Services, Inc., Fulton Financial Corporation intends to retain Somerset Valley Bank as a separate subsidiary. Additional information on Fulton Financial Corporation is available on the internet at www.fult.com.

        The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an “asterisk” (*) or may use such forward-looking terminology as “expect”, ” look”, ” believe”, ” anticipate”, “ may”, ” will”, or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.

SVB FINANCIAL SERVICES, INC. Selected Consolidated Financial Data

	Three Months Ended December 31,		Years Ended December 31,
(in thousands except per share data)	2004	2003	2004	2003	2002

INCOME STATEMENT DATA:
Interest Income	5,787	5,202	21,651	20,700	20,848
Interest Expense	1,730	1,456	6,152	6,262	7,471
Net Interest Income	4,057	3,746	15,499	14,438	13,377
Provision for Loan Losses	184	105	444	502	455
Net Interest Income After Provision for
Loan Losses	3,873	3,641	15,055	13,936	12,922
Non-Interest Income	579	421	2,466	2,018	1,732
Non-Interest Expense	3,103	2,866	12,238	11,641	10,764
Income Before Income Taxes	1,349	1,196	5,283	4,313	3,890
Income Tax Expense	436	399	1,742	1,429	1,435
Net Income	913	797	3,541	2,884	2,455

BALANCE SHEET DATA:
Total Assets			482,958	431,074	404,984
Federal Funds Sold and Other
Short Term Investments			3,915	6,768	28,071
Interest Bearing Time Deposits			13,531	13,142	13,839
Securities Available for Sale			48,543	42,855	46,569
Securities Held to Maturity			74,696	58,290	56,209
Loans			302,671	271,543	238,185
Deposits			413,616	379,013	364,422
Other Borrowings			31,184	18,176	9,214
Guaranteed Preferred Beneficial Interest
in the Corporation Subordinated Debentures			6,702	6,500	6,500
Shareholders' Equity			29,363	25,689	23,178

PERFORMANCE RATIOS:
Return on Average Assets	0.75%	0.73%	0.76%	0.69%	0.65%
Return on Average Equity	12.57%	12.62%	12.96%	11.92%	11.46%
Net Interest Margin	3.62%	3.77%	3.67%	3.77%	3.81%

ASSET QUALITY:
Loans Past Due Over 90 Days			—	—	—
Non-Accrual Loans			1,484	1,012	658
Net Charge Offs	9	7	123	229	159
Allowance for Loan Losses to Total Loans			0.99%	0.99%	1.01%

PER SHARE DATA (1):
Earnings Per Share - Basic	0.23	0.20	0.87	0.71	0.62
Earnings Per Share - Diluted	0.22	0.19	0.85	0.70	0.61
Book Value	NA	NA	7.23	6.36	5.76

(1) All data has been retroactively restated for stock dividends.